CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation  by reference in this Registration Statement on Form N-1A of our report dated July 30, 2013, relating to the financial statements and financial  highlights of Jensen Quality Value Fund, a series of the Trust for Professional Managers, for the year ended May 31, 2013, and to the references to our  firm  under  the  headings "Financial  Highlights"  in the  Prospectus  and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
September 26, 2013

Registered with the Public Company Accounting Oversight Board